As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-210252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MGC DIAGNOSTICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1579150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Oak Grove Parkway

Saint Paul, Minnesota 55127

(Address, including ZIP Code, of registrant’s principal executive offices)

MGC DIAGNOSTICS CORPORATION

2007 Stock Incentive Plan

(Full title of the plan)

Larry R. Degen

Interim Chief Financial Officer

MGC Diagnostics Corporation

350 Oak Grove Parkway

Saint Paul, Minnesota 55127

651-484-4874

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Erik R. Daly, Esq.

Maxwell N. Barnes, Esq.

Miller Johnson Snell & Cummiskey PLC

45 Ottawa Ave. SW, Suite 1100

Grand Rapids, Michigan 49503

(616) 831-1723

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-210252) previously filed by MGC Diagnostics Corporation, a Minnesota corporation (the “Company” or “Registrant”), with the United States Securities and Exchange Commission (the “SEC”) on March 17, 2016(the “Registration Statement”), pertaining to the registration of 300,000 shares of common stock, par value $0.10 per share, of the Company (the “Shares”) under the Registrant’s 2007 Stock Incentive Plan.

On November 25, 2017, the Company entered into an Agreement and Plan of Merger with MGC Parent LLC, a Delaware limited liability company (“Parent”), and AC Breathe Merger Sub Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 28, 2017, pursuant to the Articles of Merger filed with the Secretary of State of the State of Minnesota on that date pursuant to Chapter 302A.621 of the Minnesota Business Corporation Act.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing Registration Statement under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on this 29th day of December, 2017.

MGC DIAGNOSTICS CORPORATION

By:	/s/ Larry R. Degen
	Name:	Larry R. Degen
	Title:	Interim Chief Financial Officer